(logo)ERNST & YOUNG LLP            One Jackson Place         Phone: 601.948.6600
                                   Suite 400                 Fax:   601.353.7246
                                   188 East Capitol Street
                                   Jackson, Mississippi 39201-2157



         Report of Independent Accountants on Management's Assertion on
          Compliance with Minimum Servicing Standards Set Forth in the
            UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS



The Board of Directors
Cimarron Mortgage Company
and
President
Federal National Mortgage Association



We have examined management's assertion that Cimarron Mortgage Company ("the Company") complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) during the year ended December 31, 1996, included in the accompanying report title REPORT OF MANAGEMENT. Management is responsible for Cimarron Mortgage Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.


Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.


In our opinion, management's assertion that the Company complied with the aforementioned during the year ended December 31, 1996 is fairly stated, in all material respects.

                                                            /s/Ernst & Young LLP

March 7, 1997







       Ernst & Young LLP is a member of Ernst & Young International, Ltd.